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                                   Exhibit 11
                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES
               Calculation of Net Income (Loss) Per Common Share
                    (In thousands, except per share figures)
                                  (Unaudited)

                                 Three Months Ended           Nine Months Ended
                                      July 31,                    July 31,
                                 1995          1994          1995           1994
                               --------      --------      --------      ---------
Net income (loss)              $  2,820      $  3,054      $  3,700      $ (5,946)
                               --------      --------      --------      ---------

Less dividend require-
   ments on preferred
   stock                       $   --        $     54      $   --        $     54
                               --------      --------      --------      ---------

Net income (loss)
   applicable to common
   stock                       $  2,820      $  3,000      $  3,700      $ (6,000)
                               ========      ========      ========      =========

Weighted average
   number of common
   shares outstanding            34,160        30,360        34,132        30,206

Contingently issuable
   shares                           612         4,001           645          --
                               --------      --------      --------      ---------

Weighted average
   number of common and
   common equivalent
   shares outstanding for
   earnings per share            34,772        34,361        34,777        30,206
                               ========      ========      ========      =========

Earnings (loss) per
   common share                $   0.08      $   0.09      $   0.11       $  (0.20)
                               ========      ========      ========      =========


                                       21

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                            FINANCIAL DATA SCHEDULE